Exhibit 10.18

GENERAL DYNAMICS
Advanced information Systems

Dr. Paul G. Kaminski
Technovation, Inc.
6691 Rutledge Drive
Fairfax Station, VA 22039

Re: Modification 1 to Consulting Agreement EYC0406

Dear Dr. Kaminski:

This letter confirms the Modification to the Consulting Agreement between us as outlined below:

This Modification is made effective the 1st day of January 2003.

1.     Terms of Agreement

This agreement is extended through 31 March 2003, and subject to be renewed every quarter throughout calendar year 2003, with the exception that either you or GDAIS may terminate this agreement at an earlier date, as long as the other party is given 30 days prior written notice of the intended termination. Your obligations, as outlined in paragraphs 6, 7, and 10 of the basic agreement, will survive any termination of this agreement.

2.     Fees and Expenses

GDAIS will pay you Thirty Five Thousand Dollars ($35,000) incrementally as a retainer for your labor during the period 1 January 2003 through 31 December 2003. GDAIS also will reimburse you no more than Five Thousand Dollars ($5,000) for travel expenses during that same period. The retainer shall be invoiced and GDAIS will pay you the retainer on a quarterly basis, at Eight Thousand Seven Hundred Fifty Dollars ($8750) per quarter, with the 1st installment due upon full execution of this modification. The full amount of the retainer will cover up to 7 days of your labor in calendar year 2003.

At the end of each quarter, you will submit an invoice detailing the following:

(a)	days of service performed;

(b)	nature and scope of services provided; and

(c)	a breakdown of travel expenses. (Documentation, including receipts, in support of travel expenses will be retained by you and will be available for our review upon request.)

3.     Assignment

This agreement has been assigned from “General Dynamics Advanced Information Systems, acting through General Dynamics Government Systems Corporation,” to “General Dynamics Advanced Information Systems, Inc.,” effective 1 January 2003.

4.     Terms Unchanged

Except as herein amended, all other terms and conditions remain unchanged.

IN WITNESS WHEREOF: Duly authorized representatives of the parties hereto have executed this Modification No. 1 to Consulting Agreement No. EYC0406 as of the day and year so indicated.

Very Truly Yours,

GENERAL DYNAMICS ADVANCED INFORMATION SYSTEMS, INC.

/s/ Arie Moses Arie Moses Manager, Subcontracts

Confirmed and accepted this 1st day of January 2003, by:

/s/ Paul G. Kaminski Paul G. Kaminski Chairman & CEO Technovation, Inc	54 1860609 Social Security Number or Employer Identification Number